Exhibit 4.11
Novation Deed
Dated [•] 2009
James Hardie International Finance B.V. (“Outgoing Borrower”)
James Hardie International Finance Limited (“Incoming Borrower”)
James Hardie Building Products, Inc. (“JHBP”)
[James Hardie Australia Pty Limited (ABN 12 084 635 558) (“JHA”)]
[•] (“Financier”)
James Hardie Industries N.V. (ABN 49 097 829 895) (“Guarantor”)
Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com
10376047_1

Novation Deed
Details
Interpretation — definitions are in clause 1.

Parties	Outgoing Borrower, Incoming Borrower, JHBP, Financier and Guarantor

Outgoing Borrower	Name	James Hardie International Finance B.V.

	Corporate seat	Amsterdam

	Registered Number	34108775

	Address	8th Floor, Atrium, Unit 08
Strawinskylaan 3077
1077 ZX Amsterdam
The Netherlands

	Fax	+ 31 20 404 2544

	Attention	Treasurer

Incoming	Name	James Hardie International Finance Limited

Borrower
	Company number	471702

	Address	Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland

	Fax	+353 1 618 0618

	Attention	Bradwell Limited, Company Secretary

JHBP	Name	James Hardie Building Products, Inc.

	Incorporated in	Nevada

	Address	Suite 100
26300 La Alameda
Mission Viejo CA 92691
United States of America

	Fax	+ 1 949 348 4534

	Attention	Company Secretary

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[JHA	Name	James Hardie Australia Pty Limited

	ABN	12 084 635 558

	Address	Level 3
22 Pitt Street
Sydney NSW 2000
Australia

	Fax	+ 61 2 8274 5218

	Attention	Company Secretary]

Financier	Name	[•]

	ABN / Company No. (if applicable)	[•]

	Address	[•]

	Fax	[•]

	Attention	[•]

Guarantor	Name	James Hardie Industries N.V.

	Corporate seat	Amsterdam

	Registered Number	34106455

	ABN	49 097 829 895

	Address	8th Floor, Atrium, Unit 08
Strawinskylaan 3077
1077 ZX Amsterdam
The Netherlands

	Fax	+ 31 20 404 2544

	Attention	Managing Director and Company Secretary

Recitals	A	The Outgoing Borrower, JHBP and the Financier are parties to the Transaction Documents.

	B	The Outgoing Borrower, the Incoming Borrower, JHBP and the Guarantor are parties to the Common Terms Deed Poll which is made for the benefit of, and enforceable by, each Creditor (as defined in the Common Terms Deed Poll).

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C	Pursuant to various Facility Nomination Letters, for the purposes of the Common Terms Deed Poll:

(a) the Financier has been nominated as a “Creditor” in relation to each of the Transaction Documents; and

(b) each Facility Agreement has been nominated as a “Facility Agreement”.

D	The Guarantor intends to transform its status to a Societas Europaea and subsequently to transfer its registered office and corporate domicile from The Netherlands to the Republic of Ireland (together, the “Redomicile Transaction”).

E	As part of the Redomicile Transaction, the Outgoing Borrower intends to transfer all of rights and obligations under the Transaction Documents to the Incoming Borrower pursuant to this deed.

Date of the deed	See Signing Page

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Novation Deed
General Terms
1	Interpretation

1.1	Definitions

The following meanings apply unless the contrary intention appears:

Common Terms Deed Poll means the deed poll named “James Hardie — Common Terms Deed Poll” as amended and restated on or about the date of this deed given by the Outgoing Borrower, the Incoming Borrower, JHBP and the Guarantor.

Details means the section of this deed headed “Details”.

Deed of Confirmation means the Deed of Confirmation dated 23 June 2009 between the Outgoing Borrower, JHBP, the Guarantor and the Financier.

Effective Date means 4 September 2009 provided the Financier has confirmed receipt of the items described in clause 4.4 of the Deed of Confirmation.

Facility Nomination Letter means each “James Hardie — Common Terms Deed Poll — Facility Nomination Letter” between the Outgoing Borrower (as Obligors’ Agent) and the Financier.

Financier means the person so described in the Details.

JHISE means JHINV once it has transformed from its present corporate form as a Dutch NV (Naamloze Vernootschap) into an SE (Societas Europaea).

Transaction Documents means each document set out in Schedule 1 (“Transaction Documents”)

1.2	Definitions in Common Terms Deed Poll

A term which has a defined meaning (including by reference to another document) in the Common Terms Deed Poll has the same meaning when used in this deed unless it is expressly defined in this deed, in which case the meaning in this deed prevails.

1.3	Consideration

Each party to this deed acknowledges incurring obligations and giving rights under this deed for valuable consideration received from each other party.

1.4	Further assurances

Each party shall take all steps, execute all documents and do everything reasonably required by each other party to give effect to any of the transactions contemplated by this deed.

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2	Novation

2.1	Novation

With effect on and from the Effective Date:
(a)	the Outgoing Borrower and the Financier have no further rights against each other or obligations to each other in connection with the Transaction Documents, and release each other from all claims, demands, costs and expenses arising in connection with the Transaction Documents;

(b)	the Incoming Borrower has the same rights against, and owes the same obligations to, the Financier in connection with the Transaction Documents and the Financier has the same rights against, and owes the same obligations to the Incoming Borrower in connection with the Transaction Documents, as if the Incoming Borrower had been named as a party to the Transaction Documents instead of the Outgoing Borrower from and including the date of each Transaction Document to which the Outgoing Borrower is a party.

(In this paragraph (b) a reference to the “same” rights or obligations is a reference to rights or obligations which are the same in nature and character as those rights or obligations rather than the same as to the person entitled to them or obliged to perform them);

(c)	each reference in the Transaction Documents to the Outgoing Borrower with a corporate seat in Amsterdam, The Netherlands will be read as a reference to the Incoming Borrower with a registered office in Dublin, the Republic of Ireland; and

(d)	each reference to the account details of the Outgoing Borrower is a reference to the account details for the Incoming Borrower, as notified by the Incoming Borrower to the Financier promptly following the Effective Date and otherwise from time to time; and

(e)	the address for service of notice of the Incoming Borrower for the purposes of the Transaction Documents is as specified in the Details.
2.2	JHBP rights and obligations unaffected

Notwithstanding anything in this deed, the rights and obligations as between JHBP and the Financier under the Transaction Documents remain unaffected by the release and assumption in clause 2.1.

2.3	[JHA rights and obligations unaffected

Notwithstanding anything in this deed, the rights and obligations as between JHA and the Financier under the Transaction Documents remain unaffected by the release and assumption in clause 2.1.]

2.4	Obligors’ Agent

With effect on and from the Effective Date, for the purposes of the Common Terms Deed Poll:
(a)	the Outgoing Borrower ceases to be the “Obligors’ Agent”;

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(b)	the New Borrower is appointed as “Obligors’ Agent” by JHBP and the Guarantor and the New Borrower accepts that appointment; and

(c)	this deed serves as notification of the appointment to the Financier (as a Creditor under the Common Terms Deed Poll).
2.5	Consent and acknowledgement

Each party:
(a)	consents to the novation effected by this deed; and

(b)	acknowledges that nothing in this deed or any of the transactions contemplated by this deed constitutes:
(i)	a breach of any term of the Transaction Documents;

(ii)	an Event of Default under the Common Terms Deed Poll; or

(iii)	any other event or circumstance which, with the giving of notice, lapse of time, or fulfilment of any condition, would cause the acceleration of any payment to be made under, or the termination or enforcement of any of the Facility Agreements.
3	Representations and Warranties

3.1	General representations and warranties

Each party represents and warrants to each other party that:
(a)	(incorporation) it is validly incorporated and has the power to carry on its business as it is now being conducted;

(b)	(power) it has the power to enter into and perform its obligations under this deed;

(c)	(authority) it has taken all action which is necessary to authorise the entry into and performance of its obligations under this deed; and

(d)	(binding obligations) this deed constitutes legal, valid and binding obligations, enforceable in accordance with their terms.
3.2	Representations and warranties from each Obligor

Each Obligor makes the representations and warranties contained in clause 8.1 (“Representations and warranties”) of the Common Terms Deed Poll on the Effective Date.

4	Governing Law

Clause 18.19 (“Governing law”) of the Common Terms Deed Poll applies to this deed as if fully set out in this deed poll

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5	General

5.1	Costs

The parties agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this deed and of other related documentation, except stamp duty.

5.2	Stamp duty

The Incoming Borrower agrees to pay all stamp duty (including fines and penalties) chargeable, payable or assessed in relation to this deed and any transaction contemplated by it.

5.3	Counterparts

This deed may be executed in counterparts. All counterparts when taken together constitute one document and the date on which the last counterpart is executed will be the date of the deed.

5.4	No merger

The representations, warranties and indemnities in this deed do not merge on the Effective Date.

5.5	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on this agreement or any part of it.

5.6	Entire agreement

This deed constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject.

5.7	Confidentiality

Clause 18.15 (“Confidentiality”) of the Common Terms Deed Poll applies to this deed as if it were fully set out in this deed and as if the New Borrower is a “Obligor” for the purposes of that clause.

5.8	Transaction Document

The parties agree that this deed is a Transaction Document for the purposes of the Common Terms Deed Poll.
EXECUTED as deed.

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Novation Deed
Schedule 1 — Transaction Documents
Each of the following agreements are “Facility Agreements”:
[•]
and together with the following:
[(a)	the Common Terms Deed Poll; and

(b)	each Confirmation evidencing a Transaction (each term as defined in the ISDA Master Agreement noted above);]
are the “Transaction Documents”.

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Novation Deed
Signing page
DATED:                                          2009
[insert execution clauses]

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